EXHIBIT 99.3

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk Sensitive Instruments and Positions

We are subject to certain market risks, including commodity price risk (i.e., aircraft fuel prices), interest rate risk, foreign currency risk and price changes related to certain investments in debt and equity securities.  The adverse effects of potential changes in these market risks are discussed below.  The sensitivity analyses presented do not consider the effects that such adverse changes may have on overall economic activity nor do they consider additional actions we may take to mitigate our exposure to such changes.  Actual results may differ.  See the notes to our consolidated financial statements for a description of our accounting policies and other information related to these financial instruments.  We do not hold or issue derivative financial instruments for trading purposes.

Aircraft Fuel.  Our results of operations are significantly impacted by changes in the price of aircraft fuel.  During 2008 and 2007, aircraft fuel and related taxes accounted for 38.1% and 29.8%, respectively, of our operating expenses.  Based on our expected fuel consumption in 2009, a one dollar increase in the price of crude oil will increase our annual fuel expense by approximately $41 million, before considering the impact of refining margins and our fuel hedging program.

We routinely hedge a portion of our future fuel requirements, provided the hedges are expected to be cost effective.  One component of our hedging strategy is to construct a hedge position that is designed to better hedge fuel price with respect to tickets already sold, for which we can no longer adjust our pricing.  Implicit in this strategy is our belief that, as to tickets not yet sold, the market will be efficient such that fare levels will adjust to keep pace with fuel costs.  We strive to maintain fuel hedging levels and exposure generally comparable to that of our major competitors, so that our fuel cost is not disproportionate to theirs.

Another component of our hedging strategy is to purchase call options or enter into swap agreements to protect us against sudden and significant increases in jet fuel prices.  To minimize the high cost to us of call options during 2008, we frequently entered into collars.  Collars are derivative instruments that involve combining a purchased call option, which on a stand-alone basis would require us to pay a premium, with a written put option, which on a stand-alone basis would result in our receiving a premium.  The collars we have entered into consist of both instruments that result in no net premium to us (known as a "costless" or zero-cost collar) and instruments that result in us paying a net premium to the counterparty.  The purchased call option portion of the collar caps the price of the contract at the agreed upon price while the sold option portion of the collar provides for a minimum price of the related commodity.  Our general practice is to enter into either crude oil or heating oil contracts since there is a limited market for jet fuel derivatives.

As of December 31, 2008, our projected fuel requirements were hedged as follows, excluding contracts with Lehman Brothers which we settled in January 2009:

	Maximum Price		Minimum Price
	% of Expected Consumption	Weighted Average Price (per gallon)	% of Expected Consumption	Weighted Average Price (per gallon)

2009
WTI crude oil collars	14%	$3.40	14%	$2.53
WTI crude oil call options	6	2.54	N/A	N/A
WTI crude oil swaps	3	1.33	3	1.33
Total	23%		17%

Lehman Brothers, one of the counterparties to our fuel derivative contracts, declared bankruptcy on September 15, 2008.  As a result, we determined that our fuel derivative contracts with Lehman Brothers were not highly effective hedges.  Therefore, we discontinued hedge accounting for these contracts as of September 15, 2008 and all subsequent changes in the contracts' fair values were reported in earnings.  In 2008, we recognized losses of $125 million in other non-operating income (expense) related to the changes in the fair value of these contracts.  In January 2009, we settled all open contracts with Lehman Brothers.

At December 31, 2008, our fuel derivatives, including contracts with Lehman Brothers, were in a net loss position of $415 million resulting from the recent substantial decline in crude oil prices.  This fair value is reported in accrued other current liabilities in our consolidated balance sheet.  We estimate that a 10% decrease in the price of crude oil and heating oil at December 31, 2008 would increase our obligation related to the fuel derivatives outstanding at that date by approximately $118 million.

Because our fuel hedges were in a net liability position at December 31, 2008, we were required to post cash collateral with our counterparties totaling $171 million.  These amounts are reported in prepayments and other current assets in our consolidated balance sheet.

As of December 31, 2007, we had hedged approximately 20% and 5% of our projected fuel requirements for the first and second quarters of 2008, respectively, using heating oil option contracts forming zero cost collars with a weighted average call price of $2.44 per gallon and a weighted average put price of $2.28 per gallon.  At December 31, 2007, the fair value of our fuel hedges was a $24 million net asset and is included in prepayments and other current assets in our consolidated balance sheet.

Foreign Currency.  We are exposed to the effect of exchange rate fluctuations on the U.S. dollar value of foreign currency denominated operating revenue and expenses.  We attempt to mitigate the effect of certain potential foreign currency losses by entering into forward and option contracts that effectively enable us to sell Canadian dollars, British pounds, Japanese yen and euros expected to be received from the respective denominated cash inflows over the next 12 months at specified exchange rates.

At December 31, 2008, we had forward contracts outstanding to hedge the following cash inflows (primarily from passenger ticket sales) in foreign currencies:

•	36% of our projected Japanese yen-denominated cash inflows in 2009
•	6% of our projected euro-denominated cash inflows in 2009

At December 31, 2008, the fair value of our foreign currency hedges was $(8) million and is included in accrued other liabilities in our consolidated balance sheet.  We estimate that a uniform 10% strengthening in the value of the U.S. dollar relative to each foreign currency would have the following impact on our existing forward contacts at December 31, 2008 (in millions):

	Increase in Fair Value	Increase in Underlying Exposure	Resulting Net Loss

Japanese yen	$14	$(40)	$(26)
Euro	3	(49)	(46)

At December 31, 2007, we had forward contracts outstanding to hedge the following cash inflows from passenger ticket sales in foreign currencies:

•	Approximately 25% of our projected British pound-denominated cash flows in 2008
•	Approximately 39% of our projected Canadian dollar-denominated cash flows in 2008
•	Approximately 43% of our projected Japanese yen-denominated cash flows in 2008

The fair value of these hedges was not material at December 31, 2007.

Interest Rates.  Our results of operations are affected by fluctuations in interest rates (e.g., interest expense on variable-rate debt and interest income earned on short-term investments).  We had approximately $2.0 billion of variable-rate debt as of December 31, 2008 and December 31, 2007.  If average interest rates increased by 100 basis points during 2009 as compared to 2008, our projected 2009 interest expense would increase by approximately $20 million after taking into account scheduled maturities.

As of December 31, 2008 and 2007, we estimated the fair value of $3.0 billion and $2.0 billion (carrying value) of our fixed-rate debt to be $2.2 billion and $2.0 billion, respectively, based upon discounted future cash flows using our current incremental borrowing rates for similar types of instruments or market prices.  If market interest rates increased 100 basis points at December 31, 2008, the fair value of our fixed-rate debt would increase by approximately $59 million.  Estimating the fair value of the remaining fixed-rate debt at December 31, 2008 and 2007, with a carrying value of $683 million and $929 million, respectively, was not practicable due to the large number of remaining debt instruments with relatively small carrying amounts.

A change in market interest rates would also impact interest income earned on our cash, cash equivalents and short-term investments.  Assuming our cash, cash equivalents and short-term investments remain at their average 2008 levels, a 100 basis point increase or decrease in interest rates would result in a corresponding increase or decrease in interest income of approximately $26 million during 2009.

Investment Risk.  Our short-term investments primarily include certificates of deposit placed through an account registry service ("CDARS"), auction rate securities and automobile loan-related asset backed securities.  While the CDARS are insured by the Federal Deposit Insurance Corporation and the auction rate securities are secured by pools of student loans guaranteed by state-designated guaranty agencies and reinsured by the U.S. government, we are subject to investment risk for the fair value of the investments.  Our short-term investments had a fair value of $506 million at December 31, 2008, including amounts that were classified as restricted cash, cash equivalents and short-term investments.

Our defined benefit plans had assets with a fair value of $1.0 billion at December 31, 2008, compared to a fair value of $1.8 billion at December 31, 2007.  This decrease was primarily the result of lower investment returns as a result of the current global financial crisis.  A significant portion of the plans' assets consists of U.S. and international equities.  Lower asset values can result in higher required contributions and pension expense in future years and a decrease in our stockholders' equity.